EXHIBIT 99.1

Contact:	Matthew J. Pfeffer Chief Financial Officer Cell Genesys, Inc. 650-266-3200

CELL GENESYS, INC. TO OFFER $100 MILLION
OF CONVERTIBLE SENIOR NOTES

SOUTH SAN FRANCISCO, CA, October 12, 2004 — Cell Genesys, Inc. (Nasdaq: CEGE) today announced its intention to commence an offering, subject to market and other conditions, of $100 million principal amount of Convertible Senior Notes (due 2011) to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The Company also expects to grant to the initial purchasers of the notes a 30-day option to purchase up to an additional $25 million principal amount of the notes.

Cell Genesys intends to use the net proceeds from the offering primarily to repay two outstanding bank loans totalling $95 million thereby eliminating existing restrictions on approximately $60 million of the Company’s current cash balance.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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